Exhibit 10.1

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) sets out certain agreements relating to the cessation of the employment of Kevin Weiss ("you" and "your") with Xhibit Corp. (“Xhibit”).  Under this Agreement, Xhibit will provide you with extra benefits in exchange for your agreement to waive and release any disputes or legal claims or possible disputes or legal claims you have or may have against Xhibit.

Terms of the Agreement:

1.	In accordance with your written resignation, the parties agree that your employment with Xhibit terminated effective November 13, 2014.

2.
This agreement completely closes out the employer-employee relationship and any claims you might have against Xhibit arising from that relationship.  In return for your release of claims, this agreement provides you with benefits to which you otherwise would not be entitled.  Accordingly, you and Xhibit agree as follows:

a.	Whether you sign this Agreement or not, Xhibit will pay you compensation, including vested paid time off (“PTO”), that you have earned through November 14, 2014.

b.
In exchange for the release of claims set forth below and your agreement to provide consulting services as requested by Xhibit’s Board of Directors through December 31, 2014 (the “Consulting Services”), Xhibit agrees to pay you a consulting fee of $3,000 per day for every day worked performing the Consulting Services.  You agree to provide David Franke weekly progress reports on the status and results of the Consulting Services on or around each Friday through December 31, 2014.  Xhibit also agrees to reimburse you for reasonable out-of-pocket expenses incurred while performing the Consulting Services.  You agree to provide Xhibit with a weekly invoice for Consulting Services and out-of-pocket expenses incurred during the week and Xhibit agrees to pay the invoice within five business days of receipt.  Xhibit may terminate your Consulting Services at any time by written notice to you.

c.
Also in exchange for the release of claims set forth below and your agreement to provide the Consulting Services as requested by Xhibit through December 31, 2014, Xhibit agrees to pay the “employer” portion of your health benefits through December 31, 2014.

d.
Also in exchange for the release of claims set forth below and your agreement to provide the Consulting Services as requested by Xhibit through December 31, 2014, Xhibit agrees to continue to provide you an office at SkyMall and access to your SkyMall email address for the duration of the Consulting Services.

e.	You acknowledge that all expense checks have been previously dispersed and you have no further outstanding monies owed for Xhibit expenses that were charged to your personal accounts.

Even if you do not sign this Agreement, you can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

3.	In exchange for Xhibit's agreement to provide the benefits set forth in this Agreement, you further agree to the following:

a.
You irrevocably and unconditionally release and discharge Xhibit and all of its subsidiaries, including SkyMall, LLC, and all of its and their predecessors, successors, and assigns ("Xhibit Group"), as well as past and present officers, directors, and employees, from any and all claims, liabilities, or promises outside of this agreement, known or unknown, arising out of or relating to your employment or termination of employment with Xhibit, including without limitation any and all claims, liabilities or promises under or relating to your Employment Agreement with Xhibit dated June 19, 2013, whether or not subsequently amended.  You waive these claims on behalf yourself and on behalf of your heirs, assigns, and anyone making a claim through you.  The claims waived and discharged include, but are not limited to:

i.	claims based on breach of contract, tort, misrepresentation, defamation, wrongful discharge, harassment, retaliation, terms and conditions of employment and discrimination;

ii.	claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.);

iii.	claims arising out of or relating in any way to your employment with Xhibit or the conclusion of that employment or any actions or inactions of Xhibit Group relating to you in any way; and

iv.	claims arising under any federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits.

b.
You will not bring any legal action or cause any action to be brought against Xhibit Group or any past or present officer, director or employee of any Xhibit Group entity for any claim waived and you represent and warrant that you have not filed any such claim to date.  Nothing in this Agreement is a waiver of your right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, you cannot be prohibited from or punished for filing (hereafter, “Excepted Charge”), although Xhibit’s acknowledgment of this exception does not limit the scope of the waiver and release in paragraph 3(a) herein, and you waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge, with regard to any claim released herein.

c.
You agree to take no action which is intended, or would reasonably be expected, to harm Xhibit Group or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity regarding Xhibit Group.

d.
You agree to retain in confidence, and not to disclose, directly or indirectly, to any third party any confidential or proprietary information of or about Xhibit Group, whether obtained by you prior to or during the period of the consulting services hereunder, except in accordance with the written consent of Xhibit or as may be necessary for the conduct of your consulting services hereunder, and you agree not to exploit any such information (including without limitation for purposes of trading in Xhibit stock) or otherwise use such information for any purpose other than the performance of the consulting services hereunder.

4.
You agree to refer any and all reference checks regarding your employment with Xhibit to Stephen Lewis (602-528-8650).  You are aware that references will be limited to confirmation of your dates of employment and last position held.

5.	This agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

6.	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

7.
This Agreement sets out the entire agreement between you and Xhibit and supersedes any and all prior oral or written agreements or understandings between you and Xhibit concerning your termination of employment.

8.	You represent that you:

a.	are aware that you have certain rights available to you under the Age Discrimination in Employment Act of 1967 (“ADEA”);

b.	have the right to consult with an attorney before signing this Agreement;

c.	do not waive rights or claims under ADEA that might arise after the date this waiver is executed;

d.	have twenty-one (21) days from the date you receive this Agreement to consider executing this Agreement;

e.	have seven days after signing this Agreement to revoke it;

f.	understand completely your right to review all aspects of this Agreement with an attorney of your choice;

g.	have had the opportunity to consult with an attorney of your choice; and

h.	have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement.

9.	This Agreement shall not become effective, and none of the separation benefits shall be paid, until you sign this Agreement and the seven (7) day revocation period has expired.

10.	This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, without regard to its conflict of laws provisions.

If you wish to voluntarily enter into this Agreement, please do so by signing in the space indicated below, and returning the signed copy to Scott Wiley.

/s/ Kevin Weiss                  November 24, 2014
Kevin Weiss                                                                                            Date

/s/ Scott Wiley                   November 24, 2014
Scott Wiley                                                                                             Date
Chief Financial Officer and Acting Chief Executive Officer